Exhibit 10.37

Aptorum Group Limited

-17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

Covar Pharmaceuticals Incorporated

5276 Champlain Trail

Mississauga, ON L5R 2Y9

Canada

Mr. Austin Freedman

261 Aberdeen Avenue

Woodbridge, ON L4L 1C5

Canada

Appointment Letter and Addendum to Service Agreement

Whereas, Videns Incorporated Limited (“Videns”), a wholly owned subsidiary of Aptorum Group Limited (“Aptorum”), (together with its affiliates and subsidiaries, “Group”), have entered into a Service Agreement with Covar Pharmaceuticals Incorporated (“Covar”) on May 15, 2017 (“Agreement”) (the Agreement is attached herein as Annex A);

Whereas, under the Agreement, Videns would engage Covar to develop certain contrasting agents (including, but not limited to, Curcumin Conjugated Magnetic Nanoparticles (CCMN) for MRI imaging applicable to the human brain (“Original Service Scope”);

Whereas, under the Agreement, Mr. Freedman has been enlisted to provide certain program management services and technical services in relation to the Original Service Scope;

Whereas, beginning from August 1, 2017, the services provided by Covar and Mr. Freedman had expanded beyond the Original Service Scope as they began to advise on other research and development projects of the Group;

Whereas, given the contribution of Mr. Freedman to other research and development projects of the Group, Aptorum would like to issue this appointment letter and addendum to service agreement (“Letter”) to expand the Original Service Scope of the Agreement and to appoint Mr. Freedman to the position of “Senior Clinical Development Manager” of Aptorum, effective retroactive to August 1, 2017;

Whereas, Dr. Chow is willing to accept such appointment, given that the arrangement that his services under this Letter will be engaged through Covar and will be under the terms set out in the Agreement and this Letter.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Aptorum and the Group

The Group focuses on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the market place; and to assist in furthering the research capabilities of institutions the Group works with.

2.	Appointment of Position

Aptorum hereby offers, and Mr. Freedman hereby accept, the position of “Senior Clinical Development Manager” of Aptorum (“Position”). As a Senior Clinical Development Manager, Mr. Freedman will provide certain consultancy, advisory, and management services to Aptorum through correspondence and man-hours set out herein.

3.	Scope of Services for Position

(a)	Mr. Freedman’s duties are limited to the following services:

Program Management Services:

(i)	Lead and support strategic planning to complete a Phase I (First Time in Humans (“FTIH”) clinical study and, where possible, proof of concept clinical studies.

(ii)	Project Plan Development, including:

●	High level strategic plan and timeline; and
●	Detailed plan, timeline and budget.

(iii)	Project Management, including:

●	Set goals and define responsibilities of team members;
●	Coordinate core project team meetings;
●	Attend, coordinate and support functional project team meetings if required;
●	Review and update of project plan and budget at regular intervals or as required;
●	Follow up action items with team members; and
●	Risk assessment and mitigation strategies.

(iv)	Provide development services or support and identify outsourcing to service providers for services including, but not limited to:

●	Preclinical (non-clinical) toxicology studies;
●	ADME;
●	Functional ingredient sourcing / qualification / characterization / supplier site auditing;
●	Excipient sourcing/qualification/characterization/supplier site auditing;
●	Clinical trial batches (CTM batches) manufacturer; and
●	GLP/GMP testing laboratories.

(v)	Evaluate service providers including preparation of “Request for Proposal” details, reference checks, auditing, evaluation of proposals, recommendations and contract negotiation.

(vi)	Recruit experts to support the development program for strategic planning, protocol development, regulatory document preparation and filing, preclinical studies, material characterization and CMC development.

Technical Services:

(i)	Develop feasible, regulatory compliant manufacturing process for toxicology and clinical batches.

(ii)	Develop regulatory acceptable method to characterize the contrast agents.

(iii)	Develop method of administration of contrast agents to animals for preclinical studies and to humans for FTIH.

(iv)	Develop sufficiently stable contrast agents formulation if required. For example, stabilizer(s) for nanoparticles may be added or lyophilization excipients may be included in the formulation.

(v)	Source or fabricate (if needed by contractor) equipment for the manufacture of the preclinical / toxicology or clinical batches.

(vi)	Develop and qualify suitable physical and/or chemical testing methods suitable for GLP or GMP product characterization or release.

(vii)	Develop and qualify stability-indicating physical and chemical testing methods.

(viii)	Technology transfer for CTM manufacturing site.

(ix)	Support definition of animal and FTIH dosing ranges.

(x)	Support or perform audits to qualify contractors.

(xi)	Coordinate the preparation of documentation for regulatory submission.

(xii)	Conduct any other technical services as directed by the Group.

(b)	Mr. Freedman shall advise where necessary, the Executive Board of Directors of the Group.

(c)	As Mr. Freedman is not an Executive Director on the Board of Directors for the Group, he shall not have legal nor professional authority to dictate the commercial decisions of the Executive Board.

(d)	Mr. Freedman shall:

(i)	be responsive to the Group’s needs and interests, whereby deliverables to us should be provided in good faith so that effort and quality is commensurable;

(ii)	observe and comply with all statutory rules, and regulations where applicable as governed by the laws of Canada; and

(iii)	respond to queries from the Group addressed to him at his earliest convenience.

4.	Retroactive Effectiveness

This Letter shall be effective retroactive to August 1, 2017 (“Effective Date”), and shall be binding upon all signatories stated in this Letter.

5.	Service Fees

Mr. Freedman shall provide the services, including pharmaceutical and analytical development services, at an hourly rate of US$200 per hour, or otherwise pre-agreed on a case by case basis by both Aptorum and Covar.

6.	Privacy of Information

(a)	Mr. Freedman and Covar shall not, except as authorized by the Group or required by his responsibilities, reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to his knowledge during his contract with the Group and shall keep with complete secrecy confidential information entrusted to him or his representative(s) and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of this appointment without limit in time.

(b)	Mr. Freedman and Covar shall not either during the period of this appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. They shall immediately deliver and return to the Group all such books, documents, monies, securities, records or other property which they then have or should have in his possession upon termination of his appointment hereunder.

(c)	The Group, however, agrees to provide Mr. Freedman and Covar in good faith with any information concerning areas of interest and relevance of the Group as required by Mr. Freedman in order for him to fulfill the aforementioned services for the Group.

7.	Term and Termination

This appointment of Mr. Freedman by Aptorum shall persist for a period of two (2) years from the Effective Date (“Term”) as defined within this Letter. The terms and conditions of this Letter shall remain in effect until expiration of the Term, unless it is terminated prior to expiration subsequent to the following circumstances:

(a)	the Agreement is terminated;

(b)	Mr. Freedman is no longer a member or affiliate of Covar;

(c)	terminated by Covar after giving Aptorum no less than two (2) months’ notice in writing;

(d)	terminated by Aptorum immediately after giving written notice to Covar; or

(e)	terminated by Aptorum without notice or compensation in the event of any dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Group, or those as governed by the laws of Canada.

Renewal of this appointment shall be negotiated three months prior to the expiration of the Term, and subject to the mutual consent among Aptorum, Covar and Mr. Freedman as defined in writing.

8.	Order of Precedence

All terms and provisions set forth in the Agreement (except to the extent expressly modified herein) are hereby incorporated herein by reference. This Letter intends to supplement the Agreement and should not be interpreted to amend or replace any provisions therein. Notwithstanding the above, To the extent that the terms set forth in this Letter are inconsistent with the terms of the Agreement, the terms set forth herein shall apply.

[Signature page to follow]

Please signify Aptorum, Covar and Mr. Freedman acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this Agreement.

Yours faithfully,

For and on behalf of

Aptorum Group Limited	Videns Incorporation Limited

/s/ HUEN Chung Yuen Ian	/s/ LUI Darren
Name: HUEN Chung Yuen Ian	Name: LUI Darren
Position: Director & CEO	Position: Director
Date: 18/12/2017	Date: 18/12/2017

Agreed on behalf of
Covar Pharmaceuticals Incorporated	Mr. Austin Freedman

/s/ Kwok Chow	/s/ Austin Freedman
Name: Kwok Chow, Ph.D.	Name: Mr. Austin Freedman
Position: President	Date: 19 December 2017
Date: Dec 26, 2017

Annex

Service Agreement

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is entered into as of May 15, 2017 by and between Covar Pharmaceuticals Incorporated, a Corporation having its principal place of business located at 5276 Champlain Trail, Mississauga, Ontario, Canada (the “Consultant”), and Videns Incorporation Limited (and associated companies), a company having its correspondence address at Unit B, 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (the “Corporation”).

W I T N E S S E T H :

WHEREAS the Corporation desires to engage the services of Consultant, and Consultant is willing to render services to the Corporation, each upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	SERVICES

Consultant shall be engaged as “Product and Clinical Development Advisor” of the Corporation.

Consultant shall be available to perform and shall perform for the Corporation the development of contrast agents (including, but not limited to, Curcumin Conjugated Magnetic Nanoparticles (CCMN)) for MRI imaging applicable to the human brain (the “Program”). Examples of the services shall include, but are not limited to, the following:

(a)	Program Management Services

●	Lead and support strategic planning to complete a Phase I (First Time in Humans [FTIH]) clinical study and, where possible, proof of concept clinical studies

●	Project Plan Development

o	High level strategic plan and timeline
o	Detailed plan, timeline and budget

●	Project Management

o	Set goals and define responsibilities of team members
o	Coordinate core project team meetings
o	Attend, coordinate and support functional project team meetings if required
o	Review and update of project plan and budget at regular intervals or as required
o	Follow up action items with team members
o	Risk assessment and mitigation strategies

●	Provide development services or support and identify outsourcing to service providers for services including, but not limited to:

o	Preclinical (non-clinical) toxicology studies
o	ADME
o	Functional ingredient sourcing/qualification/characterization/supplier site auditing
o	Excipient sourcing/qualification/characterization/supplier site auditing
o	Clinical trial batches (CTM batches) manufacturer
o	GLP/GMP testing laboratories

●	Evaluate service providers including preparation of “Request for Proposal” details, reference checks, auditing, evaluation of proposals, recommendations and contract negotiation.

●	Recruit experts to support the development program for strategic planning, protocol development, regulatory document preparation and filing, preclinical studies, material characterization and CMC development.

(b)	Technical Services by Consultant or Contractors

●	Develop feasible, regulatory compliant manufacturing process for toxicology and clinical batches

●	Develop regulatory acceptable method to characterize the contrast agents (including CCMN)

●	Develop method of administration of contrast agents (including CCMN) to animals for pre-clinical studies and to humans for FTIH

●	Develop sufficiently stable contrast agents (including CCMN) formulation if required. For example, stabilizer(s) for nanoparticles may be added or lyophilization excipients may be included in the formulation

●	Source or fabricate (if needed by contractor) equipment for the manufacture of the pre-clinical/toxicology or clinical batches

●	Develop and qualify suitable physical and/or chemical testing methods suitable for GLP or GMP product characterization or release

●	Develop and qualify stability-indicating physical and chemical testing methods

●	Technology transfer for CTM manufacturing site

●	Support definition of animal and FTIH dosing ranges

●	Support or perform audits to qualify contractors

●	Coordinate the preparation of documentation for regulatory submission

Consultant shall perform such services at such times and such places as may be reasonably designated by:

Mr Ian Huen

Dr Owen Ko

Mr Kenrick Fok

Mr Darren Lui

Professor Thomas Lee

Dr Vincent Mok

The Corporation retains the right to amend the list of authorized individuals above at any time by written notification to the Consultant.

Consultant shall perform such services in a manner consistent with industry standards for similar professional consulting work. Upon mutual agreement and under the request of the Corporation, Consultant may need to travel from time to time to perform the services described herein.

2.	COMPENSATION

In consideration of Consultant’s performance of the consulting services described above, the Corporation shall compensate Consultant based on:

(a)	A fixed fee approach with a defined scope to be agreed between the Consultant and the Corporation for each critical study, project or milestone;

(b)	In all other circumstances, the hourly rate of its employees who perform the services. Both Mr. Austin Freedman, Dr. Kwok Chow and technical and supporting staff at the Consultant company will provide the technical services. The Consultant may bring qualified external consultants with the Corporation’s agreement to support the Program. Austin Freedman shall provide his services at an hourly rate of USD $150 per hour; Dr. Kwok Chow shall provide technical and consulting services, including pharmaceutical and analytical development services, at an hourly rate of USD $200 per hour. The technical and supporting staff will provide services at an hourly rate of USD $65 to $100 per hour depending on their backgrounds and experience. The fee for external consulting will be determined on a case by case basis with prior Corporation approval.

Both parties agree that:

(a)	Mr. Austin Freedman, Executive Director, Cover Pharmaceuticals Incorporated, will provide the lead program management services for the Project;

(c)	Dr. Kwok Chow, President, Cover Pharmaceuticals Incorporated, will also provide program management support when needed.

3.	EXPENSES

The Corporation shall reimburse Consultant for all direct out-of-pocket expenses of Consultant actually and reasonably incurred in connection with the performance of Consultant’s obligations under this Agreement insofar as such expenses relate to travel expenses, third party payments and other reasonable expenses, provided that such expenses are specifically approved in advance in writing by the Corporation.

4.	RECORDS AND REPORTS

4.1. Books and Records

Consultant shall maintain books and records adequate for the determination of all services rendered, expenses and other data, which shall be available for inspection by the Corporation through its agents or representatives during normal working hours as the Corporation shall reasonably request.

4.2. Payment of Invoices

Consultant shall submit invoices to the Corporation within ten (10) days after the end of each calendar month during the term of this Agreement, specifying in reasonable detail the nature and extent of the services performed by Consultant for the preceding month, and the amount of expenses incurred by Consultant which are subject to reimbursement by the Corporation in accordance with Article 3. The Corporation shall remit payment for all such compensation and expenses in the amounts called for by this Agreement within 30 days after receipt of such invoices.

A retainer fee of USD $10,000 will be provided by the Corporation upon execution of this Agreement and the retainer fee will be deducted from the last payment upon termination of the Agreement or completion of the Program. Any remaining funds, if any, will be refunded.

The Consultant will provide the Corporation a quotation with estimated time and cost for individual service items exceeding USD $10,000 for approval before execution.

4.3. Monthly Status Reports

Upon request by the Corporation, Consultant shall prepare and submit to the Corporation on a monthly basis a status report setting forth a summary of Consultant’s activities and progress during the preceding month with respect to the matters set forth in Article 1.

5.	TERM AND TERMINATION

5.1. Term

Subject to the termination provisions set forth in Article 5.2, this Agreement shall have an initial term of 12 months, commencing on the date this agreement is executed, which term may be automatically renewable for another 12 months, and thereafter extended from time to time by the mutual written agreement of Consultant and the Corporation.

5.2. Termination and Actions Thereafter

(a)	This Agreement may be terminated by the Corporation by written notice to Consultant at any time upon (i) Consultant’s permanent disability or incapacity to perform services hereunder; or (ii) a breach by Consultant of any of the provisions of this Agreement.

(b)	Either party may, at any time and with or without cause, terminate this Agreement upon written notice to the other party given not less than fifteen (15) days prior to such termination. Such notice shall specify the effective date of termination for all purposes hereunder.

(c)	Upon termination or expiration of this Agreement, Consultant (or his representatives) shall promptly submit to the Corporation an invoice covering all unbilled compensation and expenses to date, together with an estimate of the compensation and expenses that would be chargeable to the Corporation if any particular services for work then in progress were to be completed by Consultant. Except in the case of termination under Article5.2(a)(i), upon request by the Corporation (but not otherwise) Consultant shall complete such work in progress as the Corporation shall designate, and this Agreement shall in such case be deemed extended until such work is completed and paid for. The Corporation shall pay Consultant for any services performed to and including the date of termination in accordance with the provisions for compensation set forth in Articles 2 and 3.

(d)	The provisions of Articles 7 and 8 shall survive expiration or termination of this Agreement for any reason whatsoever.

6.	RELATIONSHIP OF THE PARTIES

6.1. Independent Status

The relationship of Consultant to the Corporation hereunder shall be that of an independent contractor, Nothing in this Agreement is intended or shall be construed to constitute Consultant an employee, agent or partner of the Corporation nor shall Consultant have authority to bind the Corporation in any respect. The Corporation shall not be liable for any act or omission of Consultant or his employees or agents, and Consultant agrees to indemnify and hold harmless the Corporation from any and all losses, damages, costs and expenses (including attorneys’ fees) in any manner resulting from or arising out of any such act or omission or any breach of Consultant’s obligations under this Agreement.

6.2. Services for Third Parties

Nothing in this Agreement shall be construed to prevent Consultant from concurrently providing services to persons other than the Corporation, subject to the limitations set forth in Articles 7 and 8.

6.3.  Certain Tax Matters

Consultant shall not be treated as an employee for tax purposes with respect to the services performed pursuant to this Agreement. Consultant shall be responsible for the filing of all necessary income tax returns and the payment of all taxes required by law. Consultant acknowledges that he understands his tax obligations.

6.4.  Disclosure of Consultant Relationship by Corporation

Subject to article 6.1 above, the Corporation may include and disclose, for example, in its corporate presentations, marketing materials, due diligence related documentation to third parties, the credentials and advisory role of the Consultant and its employees (for example, Dr Kwok Chow and Mr. Austin Freedman). On this basis, the Corporation will seek the Consultant’s approval prior to such inclusion.

7.	RESTRICTIVE COVENANTS

7.1.  Confidential Information

Unless authorized or instructed in writing by the Corporation, Consultant shall not, during or at any time after the term of this Agreement except as required in the conduct of the Corporation’s business, disclose to others, or use, or permit to be disclosed to others or used, any of the Corporation’s inventions, discoveries, works, ideas, information, knowledge or data (whether in oral, written, or machine-readable form) which Consultant may develop or obtain during the course of or in connection with Consultant’s engagement, including such inventions, discoveries, works, ideas, information, knowledge, or data relating to machines, equipment, products, systems, software, research and/or development, designs, compositions, formulae, processes, manufacturing procedures, business methods, present and prospective customers of the Corporation, business dealings with such customers, prospective marketing, promotion, sales and advertising programs and strategies, and agreements with representatives or prospective representatives of the Corporation, present or prospective sources of supply or any other business arrangements of the Corporation, including but not limited to customers, customer lists, costs, prices and earnings, whether or not developed by Consultant, by others in the Corporation or obtained by the Corporation from third parties, and irrespective of whether or not such inventions, discoveries, works, ideas, information, knowledge or data have been identified by the Corporation as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, works, ideas, information, knowledge or data become available to the public otherwise than by Consultant’s act or omission. All inventions, discoveries, works, ideas, information, knowledge, and data described or referred to in this Article 7.1 are referred to herein collectively as “Confidential Information”.

7.2.  Essence of Agreement

Consultant acknowledges (i) that the use, misappropriation or disclosure of the Confidential Information (as defined in Article7.1) would constitute a breach of trust and cause irreparable injury to the Corporation, (ii) that all such Confidential Information is the property of the Corporation and (iii) that it is essential to the protection of the Corporation’s goodwill and to the maintenance of the Corporation’s competitive position that the Confidential Information be kept secret and that the Confidential Information not be disclosed by Consultant to others or used by Consultant to Consultant’s own advantage or the advantage of others. Consultant further acknowledges that Consultant’s agreement to the provisions of this Article 7 and the enforceability of such provisions against Consultant are an essential element of this Agreement and that, absent such provisions and the enforceability thereof, the Corporation would not (a) engage Consultant nor (b) permit Consultant access to and use of Confidential Information.

7.3.  Non-solicitation/Noncompetition

Consultant further recognizes and acknowledges that it is essential for the proper protection of the business of the Corporation that Consultant be restrained (a) from soliciting or inducing any employee of the Corporation to leave the employ of the Corporation, (b) from hiring or attempting to hire any employee of the Corporation, (c) from soliciting the business of the customers (actual or potential) and suppliers of the Corporation for any business purpose, and (d) from competing against the Corporation, including, but not limited to, provides services relating to generic drug development to any third party in China.

7.4.  Ability to Earn Livelihood

Consultant represents that his experience and capabilities are such that the provisions of this Article 7 will not prevent him from earning his livelihood, and acknowledges that it would cause the Corporation serious and irreparable injury and cost if Consultant were to use his ability and knowledge in competition with the Corporation or to otherwise breach the obligations contained in Article 7.

8.	PROPRIETARY RIGHTS

8.1.  Assignment of Rights

For the term of this Agreement, the Corporation hereby grants to the Consultant, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which the Consultant must use in order to perform the Services.

All Intellectual Property generated or derived by the Consultant in the course of performing the Services, to the extent it is specific to the development. manufacture, use and sale of the Client’s Product that is the subject of the Services, will be the exclusive property of the Corporation.

All Intellectual Property generated or derived by the Consultant while performing the Services which is not specific to, or dependent upon, the Corporation’s Product and which has application to manufacturing processes or formulation development of pharmaceutical products or pharmaceutical delivery systems will be the exclusive property of the Consultant. The Consultant hereby grants to the Corporation, a non-exclusive, paid-up, royalty-free, transferable license of the Intellectual Property which the Corporation may use for the manufacture of Client’s Product.

8.2.  Return of Materials

Upon expiration or termination of this Agreement, Consultant agrees to return to the Corporation all computer software, computer programs, source codes, object codes, magnetic tapes, printouts, designs, proposals, samples, notes, records, reports, documents, customer and prospective customer lists, memoranda, plans, blue prints, correspondence, proposals, drawings, letters, flow-charts, manuals, strategies, techniques, photographs, catalogs and writings and all copies thereof, directly or indirectly, related to, or developed, prepared or created during, Consultant’s engagement by the Corporation and, without limiting the foregoing, Consultant shall promptly deliver to the Corporation any and all documents or materials constituting or, directly or indirectly, relating to any Confidential Information. The Corporation may withhold Consultant’s outstanding compensation against return of these materials and any other materials of the Corporation or its customers.

9.	REPRESENTATIONS AND WARRANTIES BY CONSULTANT

Consultant represents and warrants to the Corporation that neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will in any respect result in any violation of or be in conflict with any term or provision of any agreement, document or instrument to which Consultant is a party or by which he is bound. Consultant further represents and warrants to the Corporation that he has furnished the Corporation with copies of all such agreements, documents or instruments to which Consultant is a party or by which he is bound. Consultant agrees not to divulge to the Corporation any information which would violate any such agreement, document or instrument, nor to divulge to the Corporation any trade secrets of prior employers or contracting parties.

10.	MISCELLANEOUS

10.1. Additional Actions and Documents

Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

10.2. Assignment

Consultant shall not assign his rights and obligations under this agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

10.3. Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

10.4. Waiver

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

10.5. Governing Law

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Ontario, excluding the choice of law rules thereof).

10.6. Notices

All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, to the addresses indicated at the beginning of this agreement for each party.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or that shall be delivered to a telegraph Corporation, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.7. Execution in Counterparts

To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. Ail counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

10.8.  Limitation on Benefits

The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

10.9.  Binding Effect

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer and Consultant has hereunto set his hand as of the date first above written.

Videns Incorporation Limited

By:	/s/ Ian Huen	Date:	May 31, 2017
Name: Ian Huen
Title: Chief Executive Officer

Covar Pharmaceuticals Incorporated

By:	/s/ Kwok Chow	Date:	May 25, 2017
Name: Kwok Chow, Ph.D.
Title: President

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